U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2007

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Great China International Holdings, Inc. (the “Company”), through its wholly-owned subsidiary, Silverstrand International Holdings Limited (“Silverstrand”), entered into a letter of intent dated May 31, 2007 to acquire for US$24,510,000 all of the issued share capital of Loyal Best Property Development Limited (“Loyal Best”), a Hong Kong limited company, from Gentle Knight Limited (“GKL”), an unrelated third party. Loyal Best is the sole owner of an entity called Shenyang Loyal Best Hunnan Property Development Limited (“Shenyang Loyal Best”), a wholly owned foreign enterprise that is a party to a Confirmation Letter of Auction with respect to a parcel of land located at the center area of Hunnan New Zone in the city of Shenyang, China (the “Project”).

The parties subsequently entered into a definitive agreement with respect to the transaction dated June 28, 2007, pursuant to which Silverstrand agreed (a) to purchase from GKL all of the outstanding shares of Loyal Best for US$4,010,000, of which US$2,580,000 was previously paid as a deposit, and (b) to purchase from the directors of Loyal Best at a total price of US$20,500,000, all of the director loan notes issued by Loyal Best in the aggregate principal amount of US$20,000,000, which were used to make Shenyang Loyal Best’s land transfer fee payment on the Project of US$20,000,000.

Effective August 7, 2007, Silverstrand completed the acquisition of the Loyal Best shares from GKL in consideration for US$4,010,000, US$2,580,000 of which had previously been paid.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: August 9, 2007	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer